Exhibit 99.1

MacroGenics Provides Update on Corporate Progress and First Quarter 2025 Financial Results

•First patient dosed in LINNET Phase 2 study of lorigerlimab in ovarian and other gynecologic cancers
•Clinical update on LORIKEET, a randomized 150-patient Phase 2 study of lorigerlimab in combination with docetaxel in patients with mCRPC, expected in second half of 2025
•Advancement in portfolio of innovative ADC product candidates, including MGC026, MGC028 and MGC030
•Cash, cash equivalents and marketable securities of $154.1 million as of March 31, 2025

ROCKVILLE, MD., May 13, 2025 (GLOBE NEWSWIRE) — MacroGenics, Inc. (NASDAQ: MGNX), a clinical-stage biopharmaceutical company focused on discovering, developing, manufacturing and commercializing innovative antibody-based therapeutics for the treatment of cancer, today provided an update on its recent corporate progress and reported financial results for the quarter ended March 31, 2025.

“In the first quarter, we advanced our innovative pipeline of clinical product candidates. Notably, we dosed the first patient in our Phase 2 LINNET study of lorigerlimab, which will evaluate patients with platinum-resistant ovarian cancer and clear cell gynecologic cancers. We believe lorigerlimab, a differentiated bispecific checkpoint inhibitor, may be uniquely positioned to address the significant unmet need in both indications,” said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. “We are focused on continued clinical execution this year and look forward to sharing our progress, including a clinical update from the LORIKEET Phase 2 study in the second half of 2025.”

Updates on Proprietary Investigational Programs

Lorigerlimab is a bispecific, tetravalent PD-1 × CTLA-4 DART® molecule designed to enhance CTLA-4 blockade on dual-expressing, tumor-infiltrating lymphocytes compared to a PD-1/CTLA-4 monoclonal antibody (mAb) combination therapy, while maintaining maximal PD-1 blockade on all PD-1-expressing cells.
•The LORIKEET Phase 2 trial, a 150-patient randomized study of lorigerlimab in combination with docetaxel vs. docetaxel alone in second-line, chemotherapy-naïve patients with metastatic castration-resistant prostate cancer (mCRPC), is ongoing. The study was fully enrolled in late 2024 and the Company expects to provide a clinical update in the second half of 2025.
•The first patient has been dosed in the LINNET Phase 2 study evaluating lorigerlimab as monotherapy in patients with either platinum-resistant ovarian cancer (PROC) or clear cell gynecologic cancer (CCGC). Both indications represent areas of unmet need and historically have been relatively insensitive to traditional anti-PD-1 antibody therapy. The LINNET study’s primary endpoint is objective response rate (ORR), with multiple secondary endpoints, including progression free survival (PFS) and duration of response (DoR). The Company anticipates enrolling up to 40 patients with PROC and up to 20 patients with CCGC in LINNET.

Emerging ADC Pipeline. MacroGenics is developing two clinical and one preclinical antibody-drug conjugate (ADC) molecules that each incorporate a novel, glycan-linked topoisomerase I inhibitor (TOP1i)-based payload developed by the Company’s collaboration partner, Synaffix (a Lonza company). These three ADC candidates are described below.
•MGC026 targets B7-H3, an antigen with broad expression across multiple solid tumors and a member of the B7 family of molecules involved in immune regulation. MGC026 is currently being evaluated in a Phase 1 dose escalation study in patients with advanced solid tumors, with dose expansion in selected indications expected to initiate in 2025.

•MGC028 targets ADAM9, a member of the ADAM family of multifunctional type 1 transmembrane proteins that play a role in tumorigenesis and cancer progression and is overexpressed in multiple cancers. The Company previously presented encouraging preclinical data showing both potent antitumor activity as well as acceptable safety. The Phase 1 study of MGC028 in patients with advanced solid tumors is ongoing.

•MGC030 is a preclinical ADC that targets an undisclosed antigen expressed across several solid tumors. There are currently no approved therapeutics to this target. An Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for MGC030 is planned for 2026.

Updates on Selected Partnered Programs
•MGD024 is a next-generation CD123 × CD3 DART molecule. Under an October 2022 exclusive option and collaboration agreement with Gilead Sciences, Inc. (Gilead), MacroGenics continues to enroll patients in a Phase 1 dose escalation study of MGD024 in patients with CD123-positive neoplasms, including acute myeloid leukemia and myelodysplastic syndromes. Gilead has the option to license MGD024 at predefined decision points during the Phase 1 study.
•ZYNYZ® (retifanlimab-dlwr) is a monoclonal antibody targeting PD-1 that the Company licensed to Incyte Corporation (Incyte) in 2017. In February 2025, Incyte disclosed that its supplemental Biologics License Application (sBLA) for retifanlimab in advanced/metastatic squamous cell carcinoma of the anal canal (SCAC) was filed with the FDA in December 2024, with approval anticipated in the second half of 2025. MacroGenics remains eligible to receive up to $540.0 million in additional development, regulatory and commercial milestones.
•TZIELD® (teplizumab-mzwv) is a monoclonal antibody targeting CD3 that the Company sold in 2018 to a partner that was subsequently acquired by Sanofi S.A. (Sanofi). In November 2022, TZIELD was approved by U.S. FDA to delay the onset of Stage 3 type 1 diabetes (T1D) in adult and pediatric patients aged 8 years and older with Stage 2 T1D. In April 2025, Sanofi disclosed that they anticipate TZIELD-related regulatory decisions in the E.U. and China in the second half of 2025. MacroGenics remains eligible to receive up to $379.5 million in additional development, regulatory and commercial milestones.

First Quarter 2025 Financial Results
•Cash Position: Cash, cash equivalents and marketable securities balance as of March 31, 2025, was $154.1 million, compared to $201.7 million as of December 31, 2024.
•Revenue: Total revenue was $13.2 million for the quarter ended March 31, 2025, compared to total revenue of $9.1 million for the quarter ended March 31, 2024. The increase was primarily due to an increase in revenue from collaborative and other agreements and contract manufacturing revenue, offset by a decrease in revenue from net product sales, resulting from the sale of MARGENZA to TerSera Therapeutics, LLC in November 2024.
•R&D Expenses: Research and development expenses were $39.7 million for the quarter ended March 31, 2025, compared to $46.0 million for the quarter ended March 31, 2024. The decrease was primarily due to decreased costs related to margetuximab and MGC028, offset by increased costs related to MGC026.
•SG&A Expenses: Selling, general and administrative expenses were $10.7 million for the quarter ended March 31, 2025, compared to $14.7 million for the quarter ended March 31, 2024. The decrease was primarily due to lower stock-based compensation expense and reduced professional fees. The reduction in professional fees was largely driven by the cessation of commercialization activities for MARGENZA.
•Net Loss: Net loss was $41.0 million for the quarter ended March 31, 2025, compared to net loss of $52.2 million for the quarter ended March 31, 2024.
•Shares Outstanding: Shares of common stock outstanding as of March 31, 2025 were 63,090,323.
•Cash Runway Guidance: MacroGenics’ cash, cash equivalents and marketable securities balance of $154.1 million as of March 31, 2025, combined with projected and anticipated future payments from its partners, supports the Company’s cash runway into the second half of 2026. The Company’s expected funding needs reflect planned investments in ongoing clinical and preclinical programs. MacroGenics has implemented, and will continue to evaluate and execute, various cost-saving measures that are designed to extend its financial runway while continuing to progress its pipeline.
No Conference Call
The Company will not be hosting a conference call to discuss its financial results or corporate progress for the quarter ended March 31, 2025. The Company may resume its practice of hosting quarterly results conference calls in the future.

MACROGENICS, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands)

	March 31, 2025	December 31, 2024
	(unaudited)
Cash, cash equivalents and marketable securities	$154,141	$201,667
Total assets	224,565	261,655
Deferred revenue	71,558	71,822
Total stockholders' equity	79,119	116,057

MACROGENICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenues:
Collaborative and other agreements	$7,042	$1,609
Product sales, net	—	4,861
Contract manufacturing	6,150	2,276
Government agreements	—	358
Total revenues	13,192	9,104
Costs and expenses:
Cost of product sales	—	270
Cost of manufacturing services	5,400	1,846
Research and development	39,698	46,029
Selling, general and administrative	10,718	14,709
Total costs and expenses	55,816	62,854
Loss from operations	(42,624)	(53,750)
Interest and other income	1,679	2,693
Interest and other expense	(91)	(1,133)
Net loss	(41,036)	(52,190)
Other comprehensive loss:
Unrealized loss on investments	(5)	(29)
Comprehensive loss	$(41,041)	$(52,219)

Basic and diluted net loss per common share	$(0.65)	$(0.84)
Basic and diluted weighted average common shares outstanding	62,965,415	62,290,538

About MacroGenics, Inc.
MacroGenics (the Company) is a biopharmaceutical company focused on discovering, developing, manufacturing and commercializing innovative monoclonal antibody-based therapeutics for the treatment of cancer. The Company generates its pipeline of product candidates primarily from its proprietary suite of next-generation antibody-based technology platforms, which have applicability across broad therapeutic domains. The combination of MacroGenics' technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the Company's website at www.macrogenics.com. MacroGenics, the MacroGenics logo and DART are trademarks or registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for MacroGenics (“Company”), including statements about the Company’s strategy, future operations, clinical development of and regulatory plans for the Company’s therapeutic candidates, expected timing of the release of clinical updates and safety and efficacy data for the Company’s ongoing clinical trials and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions, or by discussions of strategy constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: risks that TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s revenue, expenses and costs may not be as expected, risks relating to TZIELD, lorigerlimab, ZYNYZ, or any other product candidate’s market acceptance, competition, reimbursement and regulatory actions; future data updates, including timing and results of efficacy and safety data with respect to product candidates in ongoing clinical trials; our ability to provide manufacturing services to our customers; the uncertainties inherent in the initiation and enrollment of future clinical trials; the availability of financing to fund the internal development of our product candidates; expectations of expanding ongoing clinical trials; expectations for the timing and steps required in the regulatory review process; expectations for regulatory approvals; expectations of future milestone payments; the impact of competitive products; our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates; business, economic or political disruptions due to catastrophes or other events, including natural disasters, terrorist attacks, civil unrest and actual or threatened armed conflict, or public health crises; costs of litigation and the failure to successfully defend lawsuits and other claims against us; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

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CONTACTS:
Jim Karrels, Senior Vice President, CFO
1-301-251-5172
info@macrogenics.com

Argot Partners
1-212-600-1902
macrogenics@argotpartners.com